Exhibit 10.1

Stock Transfer Agreement

Party A: Xiuzheng Pharmaceutical Group Co., Ltd
Legal Representative: Laigui Xiu
Address: No. 36 Xiuzheng Road, Tonghua City, Jilin Province

Party B: Harbin Humankind Biology Technology Co., Limited
Legal Representative: Kai Sun
Address: No. 168 Binbei Street, Songbei District, Harbin City, Heilongjiang Province

Party C: Xin Sun
ID card No.: 23010219660523161X
Address: 2-1-201 No. 95-3 Zhongshan Road, Xiangfang District, Harbin City, Heilongjiang Province

Party D: Harbin Huimeijia Medicine Company
Legal Representative: Xin Sun
Address: No. 23 Longsheng Road, Songbei District, Harbin City, Heilongjiang Province

Based on the Contract Law of People’s Republic of China and Corporate Law of People’s Republic of China and relevant regulations, on the principle of friendly negotiation, mutual benefits, common development and win-to-win strategy, the parties enter into the following terms:

I. Party D was established on October 14, 2008 and its registered capital was one million shares, of which Party B held 990,000 shares or 99% and Party C held 1,000 shares or 1%. Party B and Party C agree to transfer all 100% equity interest of Party D to Party A. The aforesaid equity is not pledged and is not involved in any disputes of law and economics. As a result of the stock transfer, Party A will hold 100% equity interest of Party D.

Exhibit 10.1

II. Consideration for Stock Transfer

Party A shall pay a price of RMB 8,000,000 to Party B and Party C as a consideration for the stock transfer.

III. Assets and Liabilities

(i) The assets of Party D includes the following:

All movable property involved in tablet, capsule, powder, mixture, oral liquid, syrup and oral solution, including but not limited to, 19 drug approval numbers of tablet, capsule, powder, mixture, oral liquid, syrup and oral solution of Harbin Huimeijia Medicine Company, production approval documents, IP, related voucher, production technique and new drug certificates etc.

The agreement scope shall not cover the fixed assets, including but not limited to cash, plant, equipment and land, claims and liabilities, and tax, administration fees, various account receivables and account payables related to Party D.

The licenses include the original copies of Business Charter, Organization Code Certificate, Tax Registration Certificate, Drug Production Permit and GMP Certificate; the related documents to finance, business, tax, production and drug administration; and the Administration supervised and approved permits related to production and operation of drug and all drug technique documents, including but not limited to all drug formula, processing flow, manufacture, extract and previous clinical application documents.

Others: the documents and original copies related to production and operation of drug, including but not limited to approval documents about original material purchases, drug criterion, test report, business charter of API companies, Drug Production Permit, GMP Certificate, sales invoices and Supply Agreement etc.; technological process, SOP, various document and quality standard etc.; quality documents including but not limited to production batch records, retention sample records and retention sample of drug; sales documents including but not limited to customers lists, delivery records and drug sales records etc.; product registration approval documents and re-registration approval documents; finance regulation and financial statements etc.

Exhibit 10.1

(ii) The drug name and approval of Party D:

Serial No.	Product Name	Specifications	Approval No.
1	Gossypol, Potassium Chloride and Vitamins B Capsules	Compound	GYZZ H23022654
2	Gentian and Sodium Bicarbonate Powder	Each 1g of the product contains 0.6g of dicarbonate and 0.1g of Gentian (fine powder)	GYZZ H23023641
3	Compound Belladonna and Aluminum Hydroxide Powder	Compound	GYZZ H23023642
4	Compound Fluououracil Oral Solution	0.4%( fluorouracil)	GYZZ H23023109
5	Ginseng Oral Liquid	10ml, 50ml and 100ml/bottle	GYZZ Z20027868
6	Pipemidic Acid Tablets	0.25g (Naked Tablet)	GYZZ H23023177
7	Metamizole Sodium Tablets	0.5g (Naked Tablet)	GYZZ H23023174
8	Paracetamol Tablets	0.3g (Naked Tablet)	GYZZ H23023175
9	Compound Theophylling Hydrochloride Tablets		GYZZ H23023175
10	Stomach-Tonic Tablets	0.5g/tablet (sugar- coating)	GYZZ Z23021261
11	Pediatric Compound Sulfamethoxazole Tablets (0.25g)	Sulfalene of 0.2g and TMP of 40mg(Naked Tablet)	GYZZ H23023643
12	Pediatric Compound Sulfamethoxazole Tablets (0.125g)	Sulfalene of 0.1g and TMP of 20mg(Naked Tablet)	GYZZ H23023176
13	Pediatric Paracetamol, Artificial Cow-bezoar and Chlorphenamine Maleate Tablets	Acetaminophen of 0.125g, artificial bezoar of 5mg and chlorpheniramine maleate of 0.5mg (Naked Tablet)	GYZZ H23022656

Exhibit 10.1

14	Children’s Cough Syrup	100ml/bottle	GYZZ Z23021264
15	Pentoxyverine Citrate and Ammonium Chloride Syrup	Each ml contains pentoxyverine citrate of 2.5mg and ammonia chloride of 30mg	GYZZ H23022655
16	Purple Orange Cough Syrup	100ml/bottle	GYZZ Z20026693
17	Schisandra Syrup	100ml/bottle	GYZZ Z23021263
18	Cough Syrup of Loquat Leaf	100ml/bottle	GYZZ Z23021265
19	Powerful Loquat Syrup	100ml/bottle	GYZZ Z23021262

None of approval numbers of all above drugs is affiliated to any third parties. There is no dispute with any third parties related to these approval numbers of all above drugs. Any contracts under execution with the third parties shall be done by Party B and Party C.

IV. Party B and Party C agree that Party A to wire the stock transfer payment to the following bank account:

Account Name: Xin Sun
Account No.: 6228 4926 7800 0852 474
Bank Name: Harbin Yangguang Branch of Agriculture Bank of China
Address: No. 3 Zhujiang Road, Xiangfang District, Harbin City, Heilongjiang Province

V. Payment for Consideration of Stock Transfer

(i) Within 10 business days after signing this Agreement, Party A shall wire the initial payment to the aforesaid bank account. The initial payment is 40% of total Price of stock transfer, or RMB 3,200,000.

(ii) After completion of changes in business registration and within ten business days after Party A obtains the new issued equity documents by SAIC, Party A shall wire the second installment of payment, or RMB 3,200,000 to the aforesaid bank account. The percent of total payments reach to 80% after the second payment wired.

Exhibit 10.1

(iii) Based on transfer rules made by Party A, within ten business days after all drugs, except the ones it does not intend to keep, are issued the approval documents by Heilongjiang FDA to agree the transfer out, Party A shall wire the third installment of payment, or RMB 1,200,000 to the aforesaid bank account. The percent of total payments reach to 95% after the third payment wired.

(iv) Within ten business days after Party A transfer all drugs, except the ones it does not intend to keep, to Party A or the company it assigns and Party B and Party C instructs Party A to complete three-batches production of all forms of drugs, except the ones it does not intend to keep, Party A shall wire the last payment of 5% transfer price, or RMB 400,000.

(v) Party A shall make the payment on condition that Party B, Party C and Party D shall fulfill obligations and commitment under this Agreement.

VI. Taxes

Party B and Party C shall afford all the taxes and expenses occurred of signing and executing this Agreement, including but not limited to Corporate Income Tax, Personal Income Tax and Deed Tax related to stock transfer of Party B and Party C. Party B and Party C have no obligations to issue invoices of stock transfer payment and related taxes to Party A.

VII. Creditor’s rights and liabilities

The four parties confirm that as of November 30, 2014, the total creditor’s right of Party D is RMB 122,806 and total liabilities of Party D is nil, which are owned by Party B and Party C. Party B and Party C shall guarantee the authenticity, legitimacy, validity and integrity of the aforesaid creditor’s rights and liabilities and guarantee there is no defects or disputes about the creditor’s rights and liabilities. If any third parties claim to the Party D after the stock transfer for the rights before the stock transfer, Party A and Party D after the stock transfer can prosecute Party B and Party C or prosecute Party B and Party C as the third parties in a lawsuit, but Party B and Party C can not raise defenses to Party A and Party D after the stock transfer.

Exhibit 10.1

VIII. Special Terms

(i) Before this stock transfer is completed, Party B and Party C shall settle up social insurance and housing accumulation fund with current employees, clear up all expenses including taxes, water and electric fees of Party D, terminate all employment agreements, and pay the economic compensation related to the termination of the employment agreements.

(ii) Based on the overall plans, Party A will transfer relevant forms of drugs to the company it designates via its technique transfer inner group. Party B shall apply the technique transfer to the Heilongjiang FDA and obtain the approval. Party A shall cooperate with Party B regarding the technique transfer.

(iii) After the Stock Transfer is completed, Party B and Party C shall cooperate with Party A to complete the drugs transfer-out within one time or within several batches, except the ones it does not intend to keep. Within half year after this Agreement becomes effective, Party A shall present the supplement application to its local FDA for approval of receiving the drugs transfer-in and Party A shall pay to Party B and Party C all transfer Price stipulated in Article V if it fails to present the application within half year after this Agreement becomes effective. Within two years after this Agreement becomes effective, Party A shall complete the technique transfer of all dosage forms and drugs and if the transfer is beyond two years, Party A shall pay Party B and Party C all transfer Price stipulated in Article V within ten business days after the two-years period expires.

(iv) Party A shall be responsible for supplement applications of subsequent drug technique transfer. Party B and Party C shall assist Party A to solve the problems including sources of raw and auxiliary material, sample, comparison sample and drug production processing etc., if there is any. During the course of drug transfer, Party A shall be afforded the expenses it needs.

Exhibit 10.1

IX. The liabilities of breaching

(i) After the Agreement is taken into effect and the Provincial FDAs of Heilongjiang and Jilin approve the merger and technique transfer of drug, it is deemed as default that any party fail to fulfill or partially fulfill the contractual obiligations. The default party shall assume the liabilities of breaching and economic loss. The default party shall pay RMB 1,000,000 to the observant party as penalty.

(ii) If the stock transfer is not completed for the reasons caused by Party B, Party C and Party D or limitation by CFDA, Party B and Party C shall return all expenses already paid to Party A and Party A shall return the stock equity of Party D to Party B and Party C.

(iii) Within 20 business days after all stock transfer Price is wired to the assigned bank account, if the Stock Transfer Agreement is cancelled by relevant Administration Bureaus by any reasons, Party B, Party C and Party D shall return all expenses already paid by Party A, unless the four parties come into another agreement on the extension of this Agreement.

(iv) When any party breaches this Agreement, the observant party has the right to request that default party to continue fulfill the Agreement.

(v) After the Agreement is taken into effect, Party B and Party C is forbidden to sign the contract about transfer of drug with any third party, or else Party B and Party C are deemed as default. The default party shall pay RMB 1,000,000 to the observant party as a penalty.

(vi) After the Agreement is taken into effect, Party B and Party C are forbidden to produce any 19 drugs mentioned in this Agreement, and any production of any 19 drugs mentioned in this Agreement is deemed as default. The default party shall pay RMB 1,000,000 to the observant party as penalty.

(vii) In the course of Party A making payment to Party B and Party C, if Party A delays to make the payment without obtain the advanced consent from Party B and Party C, Party A shall pay 0.5% of total Stock Transfer Price daily as a penalty to Party B and Party C. The extension for payment could be 30 days. This Agreement shall be canceled after 30 days; Party A shall return the equity interest to Party B and Party C and Party A shall recover to the original status if there are any changes. Party B and Party C shall return to Party A the payment after deducted the penalty.

Exhibit 10.1

X. In case any disputes related to this Agreement or caused by this Agreement, all parties shall seek for friendly negotiation first to settle the disputes. If disputes could not be settled by negotiation, the prosecution could submit the case to the court in the location where Party A was registered.

XI. This Agreement is executed with six copies. Party A, Party B and Party C hold two copies respectively. Each copy has the same legal effect with the original one. For anything not covered in this Agreement, the four parties could sign supplement agreement, which is with the same legal effect with this Agreement.

XII. This Agreement is taken into effect after the undersigned sign or seal on the Agreement.

The below is for signatures of all parties.

Party A: Xiuzheng Pharmaceutical Group Co., Ltd (seal)
Legal Representative (Authorized Representative): /s/ Jianzhong Wang
Date: December 24, 2014

Party B: Harbin Humankind Biology Technology Co., Limited (seal)
Legal Representative (Authorized Representative): /s/ Xin Sun
Date: December 24, 2014

Party C: /s/ Xin Sun
Date: December 24, 2014

Exhibit 10.1

Party D: Harbin Huimeijia Medicine Company (seal)
Legal Representative (Authorized Representative): /s/ Xin Sun
Date: December 24, 2014